Exhibit 99.1


Jeffrey Gural and TrackPower, Inc. Submit Chapter 11 Bankruptcy Plan to Acquire Vernon Downs
Thursday June 16, 9:30 am ET

TORONTO--(BUSINESS WIRE)--June 16, 2005--TrackPower, Inc. (OTCBB:TPWR - News) announced today that it has joined with Jeffrey Gural to form Vernon Downs Acquisition, LLC as a vehicle to purchase Vernon Downs Racetrack out of Bankruptcy. TrackPower and Gural have jointly filed a Chapter 11 Plan of Reorganization together with Mid-State Raceway, Inc, the owner of Vernon Downs.

The Chapter 11 Plan provides that Vernon Downs Acquisition, LLC will become the sole shareholder of Vernon Downs, but that prior shareholders will be offered the opportunity to purchase ten (10%) per cent of the membership interests in Vernon Downs Acquisition, LLC.

If the Plan of Reorganization is approved by the Bankruptcy Court, TrackPower and Mr. Gural will each contribute one-half of the funding required and each will hold a one-half interest in the track upon confirmation, subject to the 10% buy-back for former shareholders.

Jeffrey Gural has previously been the Bankruptcy Court approved lender to the Mid-State Raceway for $1,200,000.00 to meet its on-going operating costs while the Bankruptcy is pending. Pursuant to the agreement between TrackPower and Mr. Gural, Trackpower has provided one-half of the funds necessary for this lending facility.

As part of the Reorganization, Mid-State Raceway has reached a settlement with the Harness Horse Association of Central New York, Inc., which is the Horsemen's Association. Under the Agreement approved by Bankruptcy Court, Mid-State will pay certain outstanding debts to unpaid Horsemen, fund the Purse Reserve Account $384,313 and pay certain administrative expenses to the Association. This settlement clears a major obstacle to resuming racing at Vernon Downs. The Bankruptcy Court approved the funding of this settlement yesterday.

Vernon Downs Raceway is the oldest harness track in the State of New York.

Mr. Gural is a major owner and breeder of Standardbred racehorses and has a breeding farm in Stanfordville, New York.

TrackPower has already partnered with Mr. Gural in the acquisition of Tioga Downs Racetrack located in Nichols, New York. Renovations of the track and buildings at Tioga Downs are underway and the developers expect to engage in harness racing in April of 2006. Tioga Downs currently has a Track and a Simulcast License application pending before the New York State Racing and Wagering Board.

John Simmonds, Chairman of TrackPower, and Jeffrey Gural expressed enthusiasm for the concept of operating two tracks in Central New York. The two tracks are approximately 140 miles apart and serve different markets. Yet, these tracks are close enough to share resources of management, horses and horsemen, resulting in significant savings for all parties.


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It is anticipated that the tracks will develop complimentary schedules which will allow the horsemen a greater number of racing days without traveling to other parts of the country.

As part of the development of these two tracks, Mr. Gural has spearheaded the passage of legislation which provides for a greater participation of the Tracks in the takeout share of VLT proceeds and should allow for greater promotional activities which, in turn, will increase revenue for the State of New York.

This release includes projections of future results and "forward-looking statements" as that term is defined in Sections 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.

TrackPower, Inc. (OTC Bulletin Board:TPWR - News)
                                     ----   ----


-----------------------------
Contact:
     TrackPower, Inc.
     John G. Simmonds
     Chairman
     (905) 773-1987 ext. 223
     jgs@trackpower.com
     OR
     TrackPower, Inc.
     Edward M. Tracy
     CEO
     (905) 773-1987 ext. 226



----------------------------
Source: TrackPower, Inc.



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